Exhibit 99.1
SIGNATURE GROUP HOLDINGS, INC. FILES COMPREHENSIVE FORM 10-K FOR FISCAL YEARS 2007-2009
COMPLETES MAJOR MILESTONE IN ONGOING EFFORT TO BECOME CURRENT IN ITS SEC REPORTING
COMPANY LAUNCHES NEW CORPORATE WEBSITE
SHERMAN OAKS, Calif.. — May 17, 2011 — Signature Group Holdings, Inc. (the “Company” or “Signature”) (OTC Pink Sheets: SGGH), today announced that it has filed with the Securities and Exchange Commission (the “SEC”) a comprehensive Annual Report on Form 10-K for the fiscal years ended December 31, 2009, 2008 and 2007 and the quarterly periods of 2008 and 2009 (the “Comprehensive 10-K”). This filing is the first and most significant step in the Company’s ongoing initiative to become current in its filing obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Comprehensive 10-K includes in the financial statement footnotes unaudited financial results of operations and balance sheet information as of and for the year ended December 31, 2010. The information regarding the Company’s business and financial condition for 2010 contained in the Comprehensive 10-K is informative about the Company’s new business, but is unaudited and not complete. Complete information will be available when the Company files its Quarterly Reports on Form 10-Q for the quarterly periods of 2010 and Annual Report on Form 10-K for year ended December 2010, as well as the Company’s Form 10-Q for the quarter ended March 31, 2011. Based upon the progress made as of the date hereof, the Company currently expects that it will be in a position to file the Company Periodic Reports by the end of the second quarter of 2011, although no assurance can be given that the Company will be able to file the Company Periodic Reports by the end of such quarter.
Signature was formerly known as Fremont General Corporation (“Fremont General”) which now operates under a new management team and business model, though it continues to manage certain legacy assets of Fremont General. The Comprehensive 10-K principally focuses on the prior business and operations of Fremont General and its former subsidiary, Fremont Investment & Loan, and includes audited financial statements for the fiscal years ended December 31, 2009, 2008 and 2007, and select unaudited quarterly financial information for 2008 and 2009, none of which has been previously filed with the SEC. Fremont General filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in June 2008 and emerged from bankruptcy proceedings in June 2010 as “Signature Group Holdings, Inc.,” pursuant to a plan of reorganization confirmed by the bankruptcy court. The Comprehensive 10-K provides an overview of the Company’s new business and material developments since the Company emerged from bankruptcy proceedings.
Craig Noell, President and Chief Executive Officer, said, “Today’s filing is a significant milestone in the Company’s efforts to become current in its SEC reporting. Since June 2010, the new management team has worked hard to provide shareholders with current information about the Company and its business and operations, and we intend to complete this process as quickly as possible.”

Exhibit 99.1
“Although the filing mostly focuses on the performance of the old Fremont General business, today’s report provides investors a first look at Signature’s current and future business. I’m pleased to report that the newly reorganized Company is off to a good start. We’re identifying new investment opportunities and focused on putting the legacy assets to work to help support middle-market businesses and create value for our shareholders. We look forward to communicating our progress — both on achieving full reporting compliance and on the go-forward strategy — in the months ahead.”
Signature will focus on special situation lending and strategic acquisitions of middle market companies. The lending business will focus on providing senior secured and junior secured debt financing to middle market companies. Signature may also acquire debt instruments. The Company’s strategic acquisition business will provide investment capital to invest in or acquire middle market companies. Unlike Fremont General, the new business will not originate subprime mortgage loans. More details about the Company’s plans are included in the Comprehensive 10-K and plan of reorganization.
Mr. Noell noted: “We will evaluate transactions with a focus on structures that are designed to produce high investment returns for shareholders relative to the underlying risks. We will manage our assets to maximize our profit and investment returns without regard to a pre-set realization event or holding period. We believe this strategy provides us with a considerable competitive advantage over others in the industry who tend to use more formulaic approaches.”
Signature will fund its businesses primarily with the remaining asset base from Fremont General. After making distributions to creditors through the bankruptcy process, the Company’s assets and shareholders’ equity were approximately $157.8 million and $90.9 million, respectively, on June 30, 2010 and $135.5 million and $73.7 million, respectively, as of December 31, 2010. The majority of these assets include liquid, short-term investments with the bulk of the remaining assets comprised of residential mortgage-related assets, which will be managed to maximize recoveries and value for shareholders, and will be redeployed into Signature’s business strategy over time. In addition, the Company maintains a very significant federal net operating loss carryforward estimated at approximately $882.7 million at December 31, 2010.
New Corporate Website
Signature also announced today the launch of its new corporate website, which is accessible at www.signaturegroupholdings.com. This website provides information about Signature and its business, as well as important investor and corporate governance information. The website will be periodically updated by the Company in an effort to provide current information about the Company to shareholders.
The website provides access to the filings noted above, [as well as the plan of reorganization that was confirmed by the bankrtupcy court upon the company’s emergence from Chapter 11 protection and describes the ongoing business strategy.]

Exhibit 99.1
About Signature Group Holdings, Inc.
Signature Group Holdings, Inc., formerly known as Fremont General Corporation, emerged from bankruptcy proceedings on June 11, 2010 as “Signature Group Holdings, Inc.” pursuant to a plan of reorganization confirmed by the U.S. bankruptcy court. Signature is a financial services company that is working to become a diversified business enterprise that will seek to provide senior secured and junior secured debt financing to middle market companies, acquire structured debt instruments, make investments of capital to middle market companies and acquire specialized assets. For more information about Signature, visit the corporate website at www.signaturegroupholdings.com.
Cautionary Statements
This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company. The Company does not undertake to update or revise forward-looking statements in this news release to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws. No stock exchange or regulatory authority has approved or disapproved of the information contained herein.